Exhibit 10.7

Ingredion Incorporated

Stock Incentive Plan

2021 Restricted Stock Units Award Agreement

Ingredion Incorporated (the “Company”) has granted you an award of Restricted Stock Units (the “Award”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”).  The Award represents the right to receive shares of Company Common Stock in the future.  The grant date of the Award and the number of Restricted Stock Units covered by this Award are set forth in the document you have received entitled “Notice of Grant of Restricted Stock Units.”  The Notice of Grant of Restricted Stock Units and this Restricted Stock Units Award Agreement collectively constitute the Agreement relating to the Award.  This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.

General.  Except as provided below, you shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, the Restricted Stock Units subject to the Award are settled and you become a stockholder of record with respect to such shares as provided herein.  The Company agrees to reserve and keep available, either in treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Award.

2.	Grant Date. February 9, 2021.
3.

Vesting Period.  The Restricted Stock Units awarded and/or credited under this Award Agreement will become fully vested on February 9, 2024(the “Vesting Date”).  During the period beginning on the Grant Date and ending on the Vesting Date (the “Vesting Period”), the Restricted Stock Units awarded and/or credited under this Award Agreement may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or this Award Agreement.  If all of the terms and conditions of this Award Agreement and the Plan are met on the Vesting Date, subject to Section 11 of this Award Agreement, then you will be issued the number of shares of Common Stock subject to the Restricted Stock Units then held by you which were issued and/or credited to you under this Award Agreement.  The issuance shall occur upon the Vesting Date or as soon as administratively practicable thereafter (but in no event later than thirty (30) days following the Vesting Date).  Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Restriction Period applicable to the Restricted Stock Units shall lapse as a result of such Change in Control upon the earlier to occur of (i) your continued employment or service through the Vesting Date, and (ii) the termination of your employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or the termination of your employment by the Company or any of its

Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”).  In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock relating to the Restricted Stock Units the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

For purposes of the foregoing, “Good Reason” shall mean:

(i)There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii)The Company or a Subsidiary has reduced in any manner that you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated.  Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 3 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer that  you  desire to accept.

4.

Termination of Employment.  Subject to Section 3 of this Agreement and Section 3 of the Plan, in the event that you terminate employment with the Company, its affiliates, and/or its Subsidiaries for any reason, or in the event that the Company, its affiliates, and/or its Subsidiaries terminates your employment with or without Cause, all of the unvested Restricted Stock Units you hold at the time your employment terminates shall be forfeited to the Company; provided, however, that in the event your employment with the Company is terminated due to (a) death, (b) the occurrence if a Disability Date or (c) retirement on or after (A) age 65, (B) age 62 with a minimum of 5 years of continuous employment with or service to the Company or its Subsidiaries or affiliates or (C) age 55 with a minimum of 10 years of continuous employment with or service to the Company or its Subsidiaries or affiliates (in the case of each termination described in (A), (B) or (C), a “Retirement”), a prorated portion of the Restricted Stock Units awarded and/or credited under this Award Agreement shall vest.  Such proration shall be calculated by multiplying the number of Restricted Stock Units awarded and/or credited under this Award Agreement by a fraction, the numerator of which is the number of full months that have elapsed between the Grant Date and your termination date and the denominator of which is 36.  Notwithstanding the foregoing, in the event of your Retirement on or after February 9, 2022, the Restricted Stock Units shall continue to vest in accordance with Section 3 above.

5.

Voting Rights and Dividends.  You do not have the right to vote any shares of Common Stock or to receive dividends on them prior to the date such shares are to be issued to you pursuant to the terms of this Award Agreement.  As of each date on which dividends are paid on the shares of Common Stock, the Company shall credit to the Award additional Restricted Stock Units, the number of which shall be determined by multiplying the amount of such dividend per share of Common Stock by the number of shares of Common Stock then subject to the Award, and dividing the product thereof by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

6.

Income Tax and Social Insurance Contribution Withholding.  Prior to the issuance or delivery of any shares of Common Stock, the Company or the Subsidiary or affiliate that employs you (the “Employer”) (if applicable) shall have the right to require you to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Restricted Stock Units.  Such obligation shall be satisfied either:

(a)    by the Company (which if you are subject to Section 16 of the Exchange Act is subject to approval by the Committee) by withholding whole shares of Common Stock which would otherwise be delivered to you, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Restricted Stock Units (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to you, in the amount necessary to satisfy any such obligation; or

(b)    by you by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to you, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and you shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Common Stock issued upon vesting of the Units, and (ii) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

7.Change of Capitalization.  If, prior to the time the restrictions imposed by Section 3 of this Award Agreement on the Restricted Stock Units awarded hereunder lapse, the Company shall be reorganized or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for shares of Common Stock pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the shares of Common Stock then subject to the Restricted Stock Units issued and/or credited hereunder.

8.Continuation of Employment.  This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this

Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an affiliate or Subsidiary or prohibited by law.

9.No Right to Future Grants; No Right of Employment; Extraordinary Item.  In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Stock Units and any Common Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the grant of Restricted Stock Units is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (g) in the event that you are an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is your employer; (h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or the shares of Common Stock, and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (j) in the event of involuntary termination of your employment, your right to receive Restricted Stock Units and vest in Restricted Stock Units and/or Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the Restricted Stock Units after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; and (k) if you are resident or employed outside the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Restricted Stock Units, the amount realized upon settlement of the Restricted Stock Units or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

10.Requirements of Law.  The granting of Restricted Stock Units under the Plan, and the issuance or delivery of any certificate or certificates for shares of Common Stock upon the vesting of Restricted Stock Units, shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.Alternative Form of Settlement in Non-U.S. Jurisdictions.  Notwithstanding anything in the Agreement to the contrary, if you are resident or employed outside of the United States, the Company may, in its sole discretion, settle the Restricted Stock Units in the form of a cash payment to the extent settlement in shares of Common Stock: (i) is prohibited under local law; (ii) would require you, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in your country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for you or the Company; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the Restricted Stock Units in the form of shares of Common Stock but require you to sell such shares immediately or within a specified period following your termination of employment (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on your behalf).

12.Compliance with Local Law.  If you are resident or employed outside of the United States, as a condition to the grant of Restricted Stock Units, you agree to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different).  In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different).  Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

13.Employee Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company (and/or the Employer, if applicable) holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor.  These third party recipients may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will be unable to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

14.Compliance with Section 409A of the Code.  It is intended that this Award Agreement and the Plan be exempt from the provisions of section 409A of the Code to the maximum extent permissible under law.  To the extent section 409A of the Code applies to this Award Agreement and the Plan, it is intended that this Award Agreement and the Plan comply with the provisions of section 409A of the Code.  This Award Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent.  In the event that this Award Agreement or the Plan does not comply with section 409A of the Code (to the extent applicable thereto), the Company shall have the authority to amend the terms of this Award Agreement or the Plan (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made by the Company without your consent) to avoid excise taxes and other penalties under section 409A of the Code, to the extent possible.    Notwithstanding the foregoing, no particular tax result for you with respect to any income recognized by you in connection with this Award Agreement is guaranteed, and you solely shall be responsible for any taxes, penalties, interest or other losses or expenses incurred by you under section 409A of the Code in connection with this Award Agreement.  To the extent any amounts under this Award Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of section 409A of the Code.  Notwithstanding any other provision in this Plan, if you are a “specified employee,” as defined in section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Award Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this  Award Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of your separation from service or (b) the date of your death.

15.Administration.  This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

16.Not a Public Offering in Non-U.S. Jurisdictions.  If you are resident or employed outside of the United States, neither the grant of the Restricted Stock Units under the Plan nor the issuance of the underlying shares of Common Stock upon vesting of the Restricted Stock Units is intended to be a public offering of securities in your country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.  No employee of the Company is permitted to advise you on whether you should accept a grant of Restricted Stock Units under the Plan or provide you with any legal, tax or financial advice with respect to the grant of Restricted Stock Units. Before deciding to accept the grant of Restricted Stock Units, you should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan or the disposition of them. Further, you should carefully review all of the materials related to the Restricted Stock Units and the Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

17.Insider Trading/Market Abuse Laws.  You acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal advisor on this matter.

18.Governing Law.  All questions concerning the construction, validity and interpretation of this Award Agreement and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof.  Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.

19.Severability.  The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

20.Waiver: You understand that the waiver by the Company with respect to your compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

21.Addendum to Award Agreement.  Notwithstanding any provisions of this Award Agreement to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”).  If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer).  In all circumstances, the Addendum shall constitute part of these terms and conditions.

22.Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or other awards granted to you under the Plan by electronic means.  You hereby consent to receive such documents be electronic delivery and agree to participate in the

Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

23.English Language.  If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English.  If you have received the Award Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

24.

Additional Requirements.  The Company reserves the right to impose other requirements on the Restricted Stock Units, any shares of Common Stock acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan.  Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.

Clawback Policy.  This Award Agreement and the Restricted Stock Units are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

Ingredion Incorporated

* * * * *

Ingredion Incorporated

Addendum to the Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Award is subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement.

If you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. The Company may also establish additional terms and conditions as may be necessary or advisable to accommodate your transfer.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Data Privacy. If you reside and/or perform services in the EU/EEA, the Data Privacy section of the Award Agreement shall be replaced with the following:

The Company, with its registered address at 5 Westbrook Corporate Center, Westchester, IL 60154, U.S.A., is the controller responsible for the processing of your personal data by the Company and the third parties noted below. You should review the following information regarding the Company’s data processing practices.

(a)Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any entitlement to Shares awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the Award under the Plan, the Company will collect Personal Data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Award Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and/or its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. Alternatively, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses or, if applicable, registration with the EU-U.S. Privacy Shield program. You may request a copy of such appropriate safeguards by contacting your local human resources department.

(d)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, your rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your local human resources department.

Securities Laws. This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The Shares which are the subject of these rights are ordinary shares in the Company. The Shares have the same rights to information, dividends and voting as other ordinary Shares. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of shares which are the subject of this offer is [INSERT].

ARGENTINA

Securities Law Information. Your Award is being offered to you in your capacity as an employee and is not aimed at the general public. By receiving and accepting your Award, you are deemed to: (i) acknowledge that the Company has not made, and will not make, any application to obtain an authorization from the Argentinian Securities and Exchange Commission (Comisión Nacional de Valores) for the public offering of the underlying Shares in Argentina, or otherwise taken any action that would permit a public offering of the underlying Shares in Argentina within the meaning of Argentine Capital Markets Law No. 26,831, as amended, supplemented or otherwise modified from time to time (the “CML”) and of the Argentine Securities Exchange Commission General Resolution No.622/2013, as amended, supplemented or otherwise modified from time to time, and ancillary regulations; (ii) acknowledge that the Argentine Securities Exchange Commission has not approved the offering of the underlying Shares nor any document relating to its offering; and (iii) agree that you will not sell or offer to sell any Shares acquired upon settlement of your Award in Argentina other than pursuant to transactions that would not qualify as a public offering under Section 2 of the CML.

The Plan documents are being delivered to you in your capacity as an employee. Accordingly, receipt and acceptance of the Plan documents shall constitute your agreement that the information contained in the Plan documents may not: (i) be reproduced or used, in whole or in part, for any purpose whatsoever other than as a representation of your holding of Shares; or (ii) given to or discussed with any person without the express written permission from the Company.

You have received advice on the impact on you of participating in the Plan. Your participation is entirely voluntary and at your own risk and does not constitute a grant of any future right. The Company does not grant or ensure any benefit or result and may amend or terminate the Plan at any time.

AUSTRALIA

1.Shareholder Approval Requirement. Notwithstanding any provision in the Award Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Company's affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

2.Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the act).

3. Advice. Any advice given by the Company or any of its associated bodies corporate, in relation to Awards under the Plan does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

4.Information. The Company undertakes, on request, at no charge and within a reasonable time, to provide you with a full copy of the rules of the Plan.

5. Share Price. As the Company’s shares are listed on the New York Stock Exchange, the market price of ordinary shares in the Company can be ascertained by visiting the website of the New York Stock Exchange (https://www.nyse.com/index) and the Australian dollar equivalent of that price by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

6. Risk Warning. There is a risk that Shares, or their cash equivalent, awarded to you under the Plan may fall as well as rise in value through movement of equity markets. Market forces will impact the price of Shares awarded to you, and at their worst, market values of the Shares awarded to you may become zero if adverse market conditions are encountered. As the price of the Shares awarded to you is quoted in USD, the value of those Shares, or their cash equivalent, to you may also be affected by movements in foreign currency exchange rates.

BRAZIL

1.Labor Law Acknowledgment. You agree that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the exercise of the Award, if any, is not part of your remuneration from employment.

2.Securities Laws. The Awards and any Shares granted under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the CVM). Therefore, the Awards and Shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

CANADA

1.Use of Previously Owned Shares. Notwithstanding any provision in the Award Agreement, Addendum or the Plan, if you are resident in Canada, you may not use previously-owned Shares to pay any Tax-Related Items or other sums due in connection with the Award.

2.Settlement in Shares. Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, your Award shall be settled only in Shares (and may not be settled in cash).

3.Securities Law Information. You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange. In general, if you are resident in Canada you may not resell your Shares to Canadian purchasers. Accordingly, you are encouraged to seek legal advice prior to any resale of Shares.

4.Use of English Language. You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

5.Data Privacy. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any of its Subsidiaries and the Committee or its delegate to disclose and discuss the Plan with their advisors. You further authorize the Company and any of its Subsidiaries to record such information and to keep such information in your employee file.

CHILE

Private Placement. The grant of the Award is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	This offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;
b)

The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;

c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and
d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)	Esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena;
b)

La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y
d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.Exchange Control Approval. The Award is subject to China State Administration of Foreign Exchange (“SAFE”) rules.

2.Mandatory Cashless Sell-All Exercise for Options. Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

3.Limitations Following Termination of Employment.

(a)Options. Notwithstanding any provision in the Agreement or the Plan to the contrary, in the event your employment terminates for any reason, the Award will no longer be exercisable after the earlier of: (i) the period set forth in Section 4 of the Award Agreement; (ii) the last day of the six-month period beginning on the date of termination of employment (or such earlier date as may be required by the Company or the SAFE); and (iii) the Award expiration date.

4.Exchange Control Restrictions. You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiary. No interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.

5.Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Award in accordance with Chinese law including, without limitation, any applicable

SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the Shares may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

FRANCE

No country-specific provisions.

GERMANY

No country-specific provisions.

INDIA

Securities Law Information. The Awards are being offered only to selected employees of the Company and its subsidiaries. Securities are not available for subscription or purchase by any other person.

JAPAN

Securities Law Information. The Awards have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the FIEA) since the offering in Japan constitutes a private placement to a small number of offerees under Article 2, Paragraph 3, Item 2(iii) of the FIEA, and disclosure under the FIEA has not been and will not be made with respect to the offered Awards and transfer of Awards is prohibited.

KENYA

No country-specific provisions.

MALAYSIA

Securities Law Information. You should note that the grant of your Award relates to an 'excluded offer', 'excluded invitation' or 'excluded issue' pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007. Copies of the Plan documents may have been delivered to the Securities Commission of Malaysia. The Plan documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

MEXICO

1.Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Award does not constitute an employment relationship between you and the

Company. You have been granted the Award as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2.Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

3.Securities Laws. The Shares underlying your Award have not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The plan documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing labour relationship and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees in Mexico and any rights under the Plan may not be assigned or transferred. The Shares underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.

PAKISTAN

Mandatory Cashless Sell-All Exercise for Options Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Award shall be limited to mandatory cashless, sell-all exercise.

PERU

1.Labor Law Acknowledgement. By accepting the grant of the Award, you acknowledge, understand and agree that the Award is being granted ex gratia to you with the purpose of rewarding you.

2Securities Law Information. The grant of the Award is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning this offer, please refer to the Plan, the Award Agreement and any other grant documents made available to you by the Company. The Shares to be issued upon settlement of your Award have not been registered with the Public Register of the Securities Market maintained by the Peruvian Securities Market Superintendence (Superintendencia del Mercado de Valores - SMV), and may not be offered or sold publicly in Peru. In addition, the contents of the Plan documents have not been reviewed by any Peruvian regulatory authority.

RUSSIA

Information contained in the Plan documents does not constitute an advertisement of any securities in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Awards and the details of the Shares to be granted under the Plan have not been and will not be registered in Russia and are not intended for 'placement' or 'circulation' in Russia.

SINGAPORE

Securities Law Information. You acknowledge that this Plan document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Plan document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Awards are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

SOUTH AFRICA

1.Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

2.Securities Law Information and Acceptance of the Award. Neither the Award nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

SOUTH KOREA

Employee Data Privacy. By accepting the Award:

1.You agree to the collection, use, processing and transfer of Data as described in the Award Agreement; and

2.You agree to the processing of your unique identifying information (resident registration number) as described in the Award Agreement.

If you are employed in the Republic of Korea then, notwithstanding anything set forth in the plan documents, your Award is granted by the Company and not by your employer.

THAILAND

No country-specific provisions.

UNITED KINGDOM

Securities Laws. This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is Ingredion Incorporated. The shares which are the subject of these rights are ordinary Shares in the Company. More information in relation to the Company including the share price can be found at the following web address: www.ingredion.com.

The obligation to publish a prospectus does not apply because of Section 86(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is [INSERT].

Advice. When considering what action you should take, it is recommended that you seek your own independent financial advice from your own duly authorised independent financial adviser.

Revised February 2, 2021

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